NORTH CAROLINA
Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

PEOPLES BANCORP OF NORTH CAROLINA, INC.

the original of which was filed in this office on the 28th day of February, 2022.

Scan to verify online.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 28th day of February, 2022.

Elaine F. Marshall

Secretary of State

SOSID: 0490567
Date Filed: 2/28/2022 4:05:00 PM
Elaine F. Marshall
North Carolina Secretary of State
C2022 059 00900

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1. The name of the corporation is: Peoples Bancorp of North Carolina, Inc.

2. The text of each amendment adopted is as follows (*State below or attach*):

   A new Article IX attached hereto is added immediately after the end of existing Article VIII

3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

   Not applicable

4. The date of adoption of each amendment was as follows: May 6, 2021

5. (Check either a, b, c, or d, whichever is applicable)

   a. ☐ The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.

   b. ☐ The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.

   c. ☐ The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (*set forth a brief explanation of why shareholder action was not required.*)

   d. ☑ The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6. These articles will be effective upon filing, unless a delayed time and date is specified:

____

____

This the 25th day of February, 2022

Peoples Bancorp of North Carolina, Inc.
Name of Corporation

[signature]
Signature

Lance A. Sellers, President and Chief Executive Officer
Type or Print Name and Title

NOTES:
1. Filing fee is $50. This document must be filed with the Secretary of State.

ARTICLE IX

Each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented in person or by proxy at any such meeting and entitled to vote in the election of directors. For purposes of this Article IX, (a) a majority of the votes cast means that the number of shares voted "for" a director must exceed the number of votes cast "against" that director; provided that neither abstentions nor broker non-votes will be deemed to be votes "for" or "against" a director's election; and (b) a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected and the excess number is the result of a timely nomination by a shareholder or shareholders in accordance with the Corporation's Bylaws, as determined by the Secretary of the Corporation. The filling of any vacancy occurring in the Board of Directors shall be in accordance with the Bylaws.

4889-2347-2657.v1